                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           Frisch's Restaurants, Inc.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   358748 10 1
                                 (CUSIP Number)

                                Benjamin Nazarian
                              Pioneer Venture Fund
                              2000 Pasadena Avenue
                             Los Angeles, California
                                 (213) 223-1114
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               - with a copy to -

                            Thomas M. Cerabino, Esq.
                            Willkie Farr & Gallagher
                              153 East 53rd Street
                            New York, New York 10022


                                  May 14, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). SEC 1746 (12-91)

                                  SCHEDULE 13D

--------------------------------
CUSIP No.  358748 10 1
          ----------------------
--------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Pioneer Venture Fund
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

                AF, OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                California
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
     NUMBER OF
       SHARES                        0
    BENEFICIALLY
                      --------- ------------------------------------------------
      OWNED BY           8      SHARED VOTING POWER
        EACH
     REPORTING                       333,751
       PERSON
        WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     333,751
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                333,751
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                         [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 4.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                 PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

----------------------------
CUSIP No. 358748 10 1
          ------------------
----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Union Communications Company
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

                OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                             [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                California
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
     NUMBER OF
       SHARES                        0
    BENEFICIALLY
                      --------- ------------------------------------------------
      OWNED BY           8      SHARED VOTING POWER
        EACH
     REPORTING                      137,012
       PERSON
        WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                    137,012
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

               137,012
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                       [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                 PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

                                  SCHEDULE 13D

----------------------------------
CUSIP No. 358748 10 1
          ------------------------
----------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            DBN Investment Company
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

                WC, OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                        |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 California
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
     NUMBER OF
       SHARES                        0
    BENEFICIALLY
                      --------- ------------------------------------------------
      OWNED BY           8      SHARED VOTING POWER
        EACH
     REPORTING                       15,704
       PERSON
        WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     15,704
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                15,704
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                 PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------
CUSIP No. 358748 10 1
          ----------------------------
--------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Benjamin Nazarian
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

                PF, AF, OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                         |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
     NUMBER OF
       SHARES                        46,324
    BENEFICIALLY
                      --------- ------------------------------------------------
      OWNED BY           8      SHARED VOTING POWER
        EACH
     REPORTING                       486,467
       PERSON
        WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                     46,324
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     508,827
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                555,151
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 7.8%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                 IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

                                  SCHEDULE 13D

------------------------------
CUSIP No. 358748 10 1
          --------------------
------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Dr. Pejman Salimpour
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                      (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

                PF, OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                              |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
     NUMBER OF
       SHARES                        22,360
    BENEFICIALLY
                      --------- ------------------------------------------------
      OWNED BY           8      SHARED VOTING POWER
        EACH
     REPORTING                       0
       PERSON
        WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     22,360
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                22,360
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.3%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                 IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------------------------------------------------------------
                                  SCHEDULE 13D

---------------------------------
CUSIP No. 358748 10 1
          -----------------------
---------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Neil Kadisha
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

                PF, OO
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                              |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
     NUMBER OF
       SHARES                        14,144
    BENEFICIALLY
                      --------- ------------------------------------------------
      OWNED BY           8      SHARED VOTING POWER
        EACH
     REPORTING                       0
       PERSON
        WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                     14,144
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                14,144
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                       [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                 IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

--------------------------------------------------------------------------------
                                  SCHEDULE 13D

---------------------------------
CUSIP No. 358748 10 1
          -----------------------
---------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Nippon Tex Inc. Profit Sharing Plan dated June 25, 1996
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

                WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                              |_|

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
     NUMBER OF
       SHARES                        2,600
    BENEFICIALLY
                      --------- ------------------------------------------------
      OWNED BY           8      SHARED VOTING POWER
        EACH
     REPORTING                       0
       PERSON
        WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                     2,600
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                     0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                2,600
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                   [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.04%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

                 EP
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                                  ATTESTATION.

     This Amendment No. 2 ("Amendment No. 2) amends the Schedule 13D (as amended, the "Schedule 13D") filed by the Reporting Persons on February 7, 1997, as amended by Amendment No. 1 thereto ("Amendment No. 1") filed by the Reporting Persons on March 24, 1997, and is being filed to reflect a material acquisition of beneficial ownership of the Common Stock as required by Rule 13d-2 promulgated under the Exchange Act. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning as set forth in the Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration.
         --------------------------------------------------

     Item 3 of the Schedule 13D is hereby amended by deleting the first two paragraphs and replacing them with the following:

     The total amount of funds required by PVF to purchase the Shares it owns directly was $4,750,413.10 and was furnished from (i) a loan from UCC in the amount of $1,801,000, as evidenced by a promissory note, a copy of which is attached hereto as Exhibit 2 and is incorporated herein by reference, (ii) a loan from UCC in the amount of $280,000, as evidenced by a promissory note, a copy of which is attached hereto as Exhibit 13 and is incorporated herein by reference, (iii) a loan from UCC in the amount of $105,000, as evidenced by a promissory note, a copy of which is attached hereto as Exhibit 14 and is incorporated herein by reference, (iv) a loan from UCC in the amount of $210,000, as evidenced by a promissory note, a copy of which is attached hereto as Exhibit 16, and (v) margin loans from Prudential Securities Incorporated ("Prudential") and Lehman Brothers Inc. ("Lehman"), made by Prudential and Lehman in the ordinary course of their respective businesses. Copies of the Margin Agreements between PVF and each of Prudential and Lehman are attached hereto as Exhibits 3 and 17, respectively, and are incorporated herein by reference.

     The total amount of funds required by UCC to purchase the Shares it owns directly was $1,922,483.73 and was furnished from margin loans from Prudential and Lehman, made by Prudential and Lehman in the ordinary course of their respective businesses. Copies of the Margin Agreements between UCC and each of Prudential and Lehman are attached hereto as Exhibits 4(a) and 4(b) respectively, and are incorporated herein by reference.

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

     (a) Item 5(a) of the Schedule 13D is hereby amended in its entirety to read as follows:

     The Reporting Persons beneficially own an aggregate of 571,895 Shares. Based on information contained in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange

Commission on April 22, 1997, the Shares held by the Reporting Persons represent approximately 8.0% of the outstanding Shares.

     PVF beneficially owns 333,751 Shares, representing approximately 4.7% of the outstanding Shares. UCC beneficially owns 137,012 Shares, representing approximately 1.9% of the outstanding Shares. DBN beneficially owns 15,704 Shares, representing approximately 0.2% of the outstanding Shares. Nazarian directly owns 46,324 Shares, representing approximately 0.6% of the outstanding Shares. Salimpour beneficially owns 22,360 Shares, representing approximately 0.3% of the outstanding Shares. Kadisha beneficially owns 14,144 Shares, representing approximately 0.2% of the outstanding Shares. Nippon PSP beneficially owns 2,600 Shares, representing approximately 0.04% of the outstanding Shares.

     By reason of the control Nazarian exercises with respect to the investments of PVF, UCC and DBN, as described in Item 6, Nazarian may be deemed under Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934 (the "Exchange Act") to own beneficially all of the Shares owned by PVF, UCC and DBN. By reason of a limited power of attorney executed by Salimpour giving Nazarian certain powers as described in Item 6, Nazarian may be deemed under Rule 13d-3 to own beneficially all of the Shares which Salimpour beneficially owns. Thus, Nazarian may be deemed to have beneficial ownership of 555,151 Shares, representing approximately 7.8% of the outstanding Shares.

     (c) Item 5(c) of the Schedule 13D is hereby amended to add the listing of all transactions in the Common Stock effected by the Reporting Persons since March 24, 1997, the date of filing of Amendment No. 1. Such listing is set forth on the attached Exhibit 18, which is incorporated herein by reference. All transactions listed were made through brokers in open market transactions effected on the American Stock Exchange.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Item 7 of the Schedule 13D is hereby amended to add the following exhibits:

Exhibit 16 Promissory Note, dated April 9, 1997, made by PVF for the benefit of UCC

Exhibit 17          Form of Margin Agreement between PVF and Lehman

Exhibit 18          Schedule  of   transactions  in  the  Common  Stock  by  the
                    Reporting Persons from March 24, 1997 through May 16, 1997

Exhibit 19 Powers of Attorney executed in connection with filings under the Securities Exchange Act of 1934

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 16, 1997


                                            PIONEER VENTURE FUND


                                            By:     /s/ Benjamin Nazarian
                                               ---------------------------
                                                 Name: Benjamin Nazarian
                                                 Title: General Partner




                                            UNION COMMUNICATIONS COMPANY


                                            By:             *
                                               ---------------------------
                                                  Name: Parviz Nazarian
                                                  Title: General Partner




                                            DBN INVESTMENT COMPANY


                                            By:     /s/ Benjamin Nazarian
                                               --------------------------
                                                  Name: Benjamin Nazarian
                                                  Title: General Partner




                                                  /s/ Benjamin Nazarian
                                            -----------------------------
                                                      Benjamin Nazarian




                                                                *
                                            -----------------------------
                                                     Dr. Pejman Salimpour

                                                          *
                                            ---------------------------
                                                     Neil Kadisha




                                     NIPPON TEX INC. PROFIT SHARING PLAN DATED
                                     JUNE 25, 1996


                                     By:            *
                                        ---------------------------
                                          Name:  Eli Sassouni
                                          Title:  Trustee




                                   * By:     /s/ Benjamin Nazarian
                                        ----------------------------
                                             Benjamin Nazarian
                                             Attorney-in-Fact